Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated July 15, 2020, relating to the consolidated financial statements of Leju Holdings Limited, its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2019 and for the year then ended, in which our report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 842, Leases, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2019.

/s/ Yu Certified Public Accountant P.C.
Yu Certified Public Accountant P.C.
New York, New York
July 20, 2020